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                                                                   EXHIBIT 10(s)

           EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on August 31, 1998, by and between ROBERT E. LEAS (the "Employee") and OFC CAPITAL CORPORATION, a Georgia corporation (the "Company"), pursuant to the Agreement, Plan of Reorganization and Plan of Merger dated August 31, 1998, by and among First Liberty Financial Corp., ("FLFC"), FLFC Subsidiary, Inc. ("FLFCS"), the Company and the Employee (the "Merger Agreement").

           W I T N E S S E T H:

WHEREAS, the Company is and, for a number of years, has been engaged in the equipment leasing business (the "Business");

WHEREAS, pursuant to the terms of the Merger Agreement, the Company initially will become a wholly-owned subsidiary of FLFC and then will become a subsidiary of FLFC's subsidiary, First Liberty Bank ("FLB");

WHEREAS, the Employee, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, served as the President of the Company and was its sole stockholder; and

WHEREAS, the Company desires to retain the Employee as the President and Chief Executive Officer of the Company and the Employee wishes to be employed in that capacity on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the compensation and other benefits to be paid to the Employee as set forth in this Agreement, the consideration paid to the Employee as the "Stockholder" under the Merger Agreement, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. EMPLOYMENT AND POSITION. The Company hereby employs the Employee as its President and Chief Executive Officer, to serve in the Company's current office location or any future office location in the metropolitan Atlanta, Georgia area. As such, the Employee shall be responsible for the management of the Company, subject to the direction of its Board of Directors.

     2. TERM. The employment term is three (3) years, beginning on the date of this Agreement and ending on August 31, 2001, unless extended by the parties.

3. COMPENSATION. Within five (5) days after the date of this Agreement, the Company shall pay to the Employee a one-time signing bonus in the amount of $10,000.00, which will be paid subject to withholding and other applicable taxes. As compensation for the services to be rendered hereunder, the Employee shall receive an annual salary of $125,000.00, payable in periodic installments in accordance with the Company's normal payroll practices. The Employee will receive annual performance reviews and possible salary increases, the first such performance review occurring on or about the first anniversary date of this Agreement.

4. STOCK OPTIONS. Within five (5) days after the date of this Agreement, the Company shall cause to be delivered to the Employee an Incentive Stock Option Agreement pursuant to FLFC's 1992 Stock Incentive Plan in the form attached hereto as Exhibit A. As an executive officer of FLFC, the Employee shall be eligible to receive additional stock option grants from time to time on the same basis as such options are granted to other executive officers


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generally.

5. BENEFITS. The Employee shall be eligible to participate in FLFC's Performance Excellence Plan, the terms of which have previously been provided to the Employee and which provides the opportunity for a participating employee to receive a percentage of annual salary in the form of incentive compensation for the accomplishment of certain goals described in such plan. In addition, the Employee shall be entitled to participate in any employee benefit plans (including, but not limited to, any life insurance, disability, medical, dental, hospitalization, savings, retirement and other benefit plans of FLFC) then in effect for executive officers of FLFC and receive any other fringe benefits that FLFC then provides to its executive officers. In addition to the above, the Company shall pay the dues for the Employee's country club membership and the cost of an annual physical examination for the Employee on the same basis then in effect for executive officers of FLFC. Further, the Employee shall receive an automobile allowance of $350 per month during the Initial Term and will be reimbursed at a rate of $0.15 per mile when conducting business on behalf of the Company.

     6. BUSINESS EXPENSES. The Employee may incur reasonable expenses in connection with his duties hereunder, including expenses for business travel, meals, lodging and similar items. The Company will reimburse the Employee for all such reasonable and necessary expenses upon the Employee's periodic presentation of an itemized and documented account of such expenditures and in accordance with the Company's expenses reimbursement policies which are in effect at the time the expense is incurred.

     7. TERMINATION. The Company may terminate the Employee's employment under this Agreement at any time. If such termination is for cause, the Employee shall not be entitled to receive any further compensation from the Company. If such termination is without cause, the Employee shall be entitled to receive compensation at his then current salary for a period of six (6) months from the date of such termination, and the restrictions on competition and solicitation contained in Section 9 of this Agreement shall terminate as of that date. Termination for cause shall include termination due to the Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

8. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee acknowledges that he has had access to and intimate knowledge of (i) confidential information relative to the Company, including but not limited to information about the business practices and customers of the Company, type and volume of the Company's business, the Company's customers, and all information contained in the books and records of the Company. The Employee further acknowledges and agrees that because of his employment pursuant to this Agreement, he will continue to have access to confidential or proprietary information of the Company concerning or relative to the Business of the Company which includes, without limitation, technical material of the Company, sales and marketing information, customer account records, billing information, training and operations information, materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, prospective customers, employees and affairs of the Company, (all such information is collectively referred to herein as the "Confidential Company Information"). The Employee acknowledges and agrees that the Confidential Company Information is and shall be the property of the Company. The Employee agrees that during the term of his employment and for a period of three (3) years thereafter, the Employee shall keep confidential all Confidential Company Information and shall not use or disclose the Confidential Company Information for any reason other than on behalf of the Company.

9. COVENANT NOT TO SOLICIT OR COMPETE. The Employee acknowledges and agrees that because of his position as the President of the Company he has (i) intimate knowledge of the Company's Business including, but not limited to, knowledge of the Confidential Company Information, and (ii) knowledge of and relationships with the equipment vendors, banks and other financing sources, lease brokers, customers, and various other parties with which the Company has conducted Business (collectively, the " Company Business Contacts") The Employee agrees and acknowledges that such knowledge, access, and relationships are such that if the Employee were to compete with the Company by terminating his employment prior to the expiration of the term hereof and thereafter soliciting Company Business Contacts or employees, the benefits that FLFC and FLFCS bargained for under the


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Merger Agreement would be severely and irreparably damaged. Further, the
Employee acknowledges and agrees that this Agreement and the term hereof, and the covenants not to solicit or compete contained herein, were a fundamental element of the transactions contemplated by the Merger Agreement and that the transactions contemplated therein would not have been consummated in the absence of this Agreement. Accordingly, the Employee agrees that during the term of his employment by the Company and for a period of three (3) years after (x) the termination of this Agreement by the Employee prior to the expiration of its term, or (y) the termination of the Employee's employment by the Company for cause, the Employee shall not, directly or indirectly, either individually, in partnership, jointly, or in conjunction with, or on behalf of, any person, firm, partnership, corporation, or unincorporated association or entity of any kind (except on behalf of or with the express authorization of FLFC or the Company, do any of the following things:

     (a) Solicit or contact any Company Business Contact (without regard to location) for the purpose of providing services or doing business that is the same as, or substantially similar to, those provided by the Company in connection with the Business.

     (b) Solicit, induce or encourage any Company Business Contact (without regard to location) to terminate or modify any business relationship with the Company.

     (c) Persuade or attempt to persuade any person who is employed by the Company at the time of such contact to terminate or modify his or her employment relationship with the Company, whether or not such relationship is pursuant to a written agreement.

     (d) Employ any person who was employed by the Company within one year prior thereto to engage in the Business.

     The restrictions set forth in this Section 9 shall terminate if (i) there shall occur a change in control of FLFC, FLB or the Company during the term of this Agreement, i.e., the acquisition of more than 24.9% ownership by a party, unless the acquiring party offers the Employee continued employment in the same or a comparable position as that provided for in this Agreement; or (ii) the Employee's employment is terminated without cause.

10. REMEDY FOR BREACH. The Employee acknowledges and agrees that his breach of any of the covenants contained in Sections 8 and 9 of this Agreement would cause irreparable injury to the Company and that remedies at law of the Company for any actual or threatened breach by the Employee of such covenants would be inadequate and that the Company shall be entitled to specific performance of the covenants in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover damages against the Employee for any breach of this Agreement in addition to injunctive relief. The Employee acknowledges and agrees that he will be responsible for all legal expenses, including attorneys' fees, which the Company incurs in pursuing remedies, whether legal or equitable, for any breach of the covenants contained in Sections 8 and 9 of this Agreement by the Employee. The Employee acknowledges and agrees that the covenants contained in Sections 8 and 9 of this Agreement shall be construed as agreements independent of any other provision of this or any other contract or agreement between the parties hereto, and that the existence of any claim or cause of action by the Employee against the Company, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by the Company of said covenants.

11. REASONABLENESS. The Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred on the Company under this Agreement, and the Employee hereby acknowledges and agrees that:

     (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon the Company, are necessary to protect the goodwill and other value of the Business of the Company, and the benefits bargained for by FLFC and FLFCS under the Merger Agreement;

     (b) the restrictions placed upon the Employee hereunder are narrowly drawn, are fair and reasonable

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in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon the Employee than is reasonably necessary to secure the goodwill and other value of the Business of the Company, and the benefits bargained for by FLFC and FLFCS under the Merger Agreement.

12. INVALIDITY OF ANY PROVISION. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement may be sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

13. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

14. WAIVER OF BREACH. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver by the Company of any subsequent breach by the Employee.

15. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of the Company, FLFC, and FLB, and their respective successors and assigns. This Agreement is not assignable by the Employee but is assignable by the Company.

16. NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:




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         If to the Employee, to:

         Mr. Robert E. Leas
         2055 Shallowford Park
         Roswell, Georgia 30076
                   If to the Company, to:

                   OFC Capital Corporation
                   c/o First Liberty Bank
         201 Second Street
         Macon, Georgia 31297
         Attention:  Mr. Robert F. Hatcher

     17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the matters contained herein. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     18. APPLICABLE LAW. This Agreement shall be construed according to the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first mentioned above.


OFC CAPITAL CORPORATION


By: /s/ Robert F. Hatcher
    ---------------------
    Robert F. Hatcher
    Sole Director



/s/ Robert E. Leas       (SEAL)
-------------------------
ROBERT E. LEAS